                                                                    EXHIBIT 11.1

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
         RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE

 (Expressed in thousands of United States dollars, except for per share amounts)

A reconciliation of the numerator and denominator for basic and diluted EPS is given in the following table:

                                           Income          Shares          Amount per
Three months ended March 31, 1998                                             Share
Basic EPS                                $   28,792       25,023,046       $     1.15
Effect of Dilutive Options                                 1,674,637
Diluted EPS                              $   28,792       26,697,683       $     1.08

Three months ended March 31, 1997

Basic EPS                                $   27,512       25,000,000       $     1.10
Effect of Dilutive Options                                 1,312,013
Diluted EPS                              $   27,512       26,312,013       $     1.05


                                       11